Exhibit 99.2

中国上海浦东新区浦东南路256号华夏银行大厦14楼 邮编：200120 电话：86-21-51150298 传真：86-21-51150398	14/F,Huaxia Bank Plaza,256 South Pudong Road Pu Dong New Area Shanghai 200120, P.R.China Tel: 86-21-51150298 Fax: 86-21-51150398

April [  ], 2025

Legal Opinion

To:	Dalu International Group Limited

Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd.

Sichuan Dalu Yinglianhua Property Management Co., Ltd.

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this Opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and are qualified to issue this Legal Opinion (the “Opinion”) based on the PRC Laws (as defined below).

We have acted as the PRC legal counsel to Dalu International Group Limited, a Cayman Islands exempted company (the “Company”), Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd. (四川大陆华展商业运营管理有限公司), a PRC limited liability company wholly owned by foreign enterprises (the “Huazhan”) and Sichuan Dalu Yinglianhua Property Management Co., Ltd. (四川大陆英联华物业管理有限公司), a PRC limited liability company (the “Yinglianhua”) (Huazhan and Yinglianhua are collectively referred to as the “PRC Entities”) in connection with the offering of shares of the Company’s ordinary shares, par value $0.0001 per share, by the Company (the “Offering”) on a registration statement on Form F-1, including all amendments and supplement thereto (as amended, the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2025.

In our capacity as PRC counsel to the PRC Entities and the Company, we have examined the originals and/or copies of the documents as we have considered necessary or relevant for the purpose of providing this Opinion (collectively, the “Documents”). However, we have not carried out independent investigations of PRC Entities and the Company and rely on the copies of documents and information provided by PRC Entities and the Company which PRC Entities and the Company represent are authentic, accurate and complete.

In our examination of the Documents, we have assumed, with your consent, that (a) all Documents submitted to us as copies conform to their originals and all Documents submitted to us as originals are authentic; (b) all signatures, seals and chops on such Documents are genuine; (c) other than the PRC Entities, all parties have the requisite power and authority to enter into, and have duly executed and delivered under the laws other than those of the PRC, the Documents; (d) all facts and information stated or given in such Documents are true, correct and complete; (e) all natural persons who purport to act for and on behalf of the PRC Entities have sufficient legal capacity to enter into and perform the transactions contemplated by the relevant agreements or to carry out their respective roles in such transactions; (f) each of the Documents has been duly authorized, executed, and delivered by the parties other than the PRC Entities; and (g) in response to our due diligence inquiries, requests and investigations for the purpose of this Opinion, all the information and materials provided to us by the PRC Entities are true, accurate, complete and not misleading.

We have further assumed, with your consent, that the Company is duly incorporated, duly organized, validly existing and in good standing under the laws of the jurisdiction of its establishment.

For the purpose of this Opinion, we have also relied on factual representations and confirmations made by the PRC Entities with respect to the business conducted by them. Where we render an opinion “to our knowledge” or concerning an item “known to us”, “after due inquiry”, or this letter otherwise refers to our knowledge or awareness or matters that have come to our attention, it is intended to indicate that during the course of our representation of the PRC Entities and the Company with respect to the due diligence exercise, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys in this firm principally responsible for representing the Company and the PRC Entities in the due diligence report. Except as set forth herein, we have not undertaken any independent investigation to determine the accuracy of such statement and any limited inquiry undertaken by us during the preparation of this Opinion should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company and the PRC Entities.

In rendering the opinions set forth in this letter, we may have relied (as to matters of fact but not as to legal conclusions), to the extent we deem proper, on Letter of Undertaking issued by Huazhan and Letter of Undertaking issued by Yinglianhua (collectively, the “Letters of Undertaking”).

This Opinion is rendered on the basis of the PRC laws and regulations effective as of the date hereof and there is no assurance that any of such laws and regulations will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacement may be made by an order of the President of the PRC or the State Council or, in the case of administrative, regulatory and provincial laws and regulations, by the relevant administrative, regulatory or provincial bodies and may become effective immediately on promulgation.

We do not purport to be an expert on and to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws (as defined below). Accordingly, we express and imply no opinion herein based on the laws of any jurisdiction other than the PRC.

As used in this Opinion, the term “PRC Governmental Authorization” means any necessary licenses, consents, authorizations, sanctions, permissions, approvals, registrations and certificates from, and filings with any PRC governmental agency or body or any other regulatory body, including but not limited to the Ministry of Commerce (“MOC”), the State Administration of Foreign Exchange (“SAFE”), the State Administration for Industry and Commerce (“SAIC”) or/and their local branches (collectively, “PRC Governmental Authorities”).

As used in this opinion, the term “PRC Laws” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, public policies and other legislation of the PRC or any PRC Governmental Authorities, including tax laws and regulations, in effect on the date of this Opinion.

Based on and subject to the foregoing, we are of the opinion that:

1.	Huazhan has been duly incorporated and is validly existing; all of the equity interests of Huazhan are owned by China HK Dalu Group Limited (“HK Dalu”). After due and reasonable inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge or any other security interest, option or any other third party right or interest, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of Huazhan. The Articles of Association of Huazhan and business license of Huazhan comply with the requirements of applicable PRC Laws and are in full force and effect. Huazhan established on January 26, 2022 and its business license states that its registered capital is RMB1,000,000. None of the registered capital of Huazhan has been contributed yet which is permitted under current Company Law of the PRC and in line with the Articles of Association of Huazhan.

2.	Yinglianhua has been duly incorporated and is validly existing; all of the equity interests of Yinglianhua are owned by Huazhan. After due and reasonable inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge or any other security interest, option or any other third party right or interest, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of Yinglianhua. The Articles of Association and business license of Yinglianhua comply with the requirements of applicable PRC Laws and are in full force and effect. Yinglianhua established on April 30, 2002 and its business license states that its current registered capital is RMB5,000,000. RMB500,000 of the registered capital has been contributed as of the date hereof which is permitted under current Company Law of the PRC and in line with the Articles of Association of Yinglianhua.

3.	Based on our review of the Documents and to our best knowledge after due inquiry, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any share capital of, or direct interest in, any of the PRC Entities.

4.	The ownership structure of Huazhan complies with current PRC Laws. Huazhan was previously owned by five PRC individual shareholders, namely Yang Da Lu (杨大陆), Yang Da Cheng (杨大成), Huang Zong Ying (黄宗英), Chen Xiu Fang (陈秀芳) and Tao Lei (陶磊) at its incorporation. On September 19, 2022, China HK Dalu Group Limited (the “HK Dalu”) acquired all the equity interests of Huazhan from these five PRC individual shareholders.

On August 8, 2006, six PRC regulatory agencies, namely, the MOC, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (商务部关于外国投资者并购境内企业的规定, the “New M&A Rule”), which became effective on September 8, 2006 and were amended on June 22, 2009.  The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled directly or indirectly by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the provisions under the PRC Laws as of the date hereof, as (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings, such as the Offering of the Company under the Registration Statement are subject to the New M&A Rule and (ii) at the time of acquisition of Huazhan by HK Dalu, HK Dalu was ultimately owned by a foreign individual and therefore, the acquisition was not an acquisition of a PRC domestic enterprise by an offshore special purpose vehicle, neither CSRC approval nor any other PRC Governmental Authorization is required for the Offering. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the PRC Governmental Authorities will ultimately take a view that is not contrary to our opinion stated above.

5.	After due and reasonable inquiries, business and operations of the PRC Entities comply in all material respects with the PRC Laws and no PRC Governmental Authorization, other than those already obtained, is required under the existing PRC Laws for its ownership structure, businesses and operations.

6.	On February 17, 2023, the CSRC released the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises(the “Trial Measures”) effective on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, directly (the “direct offerings”) and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies (the “indirect offerings”). An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures require the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC within three business days after the relevant application is submitted to overseas regulatory authorities or stock exchanges.

As the PRC Entities accounted for more than 50% of the consolidated revenues, profit, total assets and net assets for the fiscal year ended March 31, 2024, and the key components of the operations are carried out in the PRC, the Offering will be considered an indirect offering and is subject to the filing requirements under the Trial Measures. The filing in respect of the Offering with the CSRC has been completed and the filing results have been published on the website of the CSRC on May 30, 2024.

7.	To our best knowledge after due inquiry, five individuals, namely Yang Da Lu (杨大陆), Yang Da Cheng (杨大成), Huang Zong Ying (黄宗英), Chen Xiu Fang (陈秀芳) and Tao Lei (陶磊), who are natural persons and PRC residents have completed the initial registration required under the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“Circular 37”).

8.	It has been noted that certain of the properties under the Assets Entrustment Management Agreements (资产委托经营管理协议) which has been operated by Huazhan as from April 1, 2022 have been mortgaged by the owners of the corresponding properties prior to or after the execution of the respective Assets Entrustment Management Agreements; and certain of the properties under the Property Entire Lease Agreements (房屋整体租赁协议) pursuant to which Huazhan leased the entire properties from the owner and leased to the tenants by Huazhan under respective Lease Agreements, have been mortgaged by the owners of the corresponding leased properties prior to or after the execution of the respective Property Entire Lease Agreements and the Lease Agreements. According to the Civil Code of PRC (中华人民共和国民法典), if the lease agreement is concluded before the establishment of the mortgage, such lease agreement will not be impacted by the mortgage. Even if the secured debts cannot be repaid and the mortgagee exercises the mortgage and the ownership of the mortgaged properties changed, the lease agreements on these properties will still be binding on the new owners. For those lease agreements concluded after the establishment of the mortgage, the lease agreements are valid. However, if the secured debts cannot be duly repaid and the mortgagee exercises the mortgage, the ownership of the mortgaged properties will be changed and the lease agreements on these properties will not be binding on the new owners of these properties under such circumstances.

In addition, under respective mortgage agreements in respect of the above-mentioned leased properties, prior written consent of the mortgagee will be required if the mortgagor intends to lease any part of the leased properties. However, no such written consents from respective mortgagees in respect of the lease by the owners or by Huazhan have been obtained. In a worst case scenario, lease without consent will constitute breach of contract and the mortgagee may request to realize the mortgage and the ownership of the corresponding leased properties will be changed and the lease agreements on these properties will not be binding on the new owners of these properties.

Therefore, if the relevant mortgaged properties have been enforced and the ownership changes, (i) the Property Entire Lease Agreements concluded after the mortgage between the current owners and Huazhan, (ii) the lease agreements concluded after the mortgage between the current owners and the tenants, and (iii) the Assets Entrustment Management Agreements between the current owners and Huazhan will be terminated. Huazhan will be liable for breach of contract under respective lease agreements in which Huazhan is the lessor.

9.	Huazhan entered into the Assets Entrustment Management Agreement (资产委托经营管理协议) with Sichuan Continental Investment Management Co., Ltd. (四川大陆投资管理有限公司) on March 31, 2022, under which Huazhan is entrusted to operate and manage the properties located at Changcheng Road, Guangming Villiage, Wenxing Town, Shuangliu District, Chengdu (成都市双流区文星镇光明村长城路) with an area of 14,752 square meters and 186 surface parking lots (the “GDYG Project”) during the term commencing on April 1, 2022 and ending on March 31, 2027. Huazhan collects a fixed service fee of RMB125,000 per month. Sichuan Continental Investment Management Co., Ltd. (四川大陆投资管理有限公司) enjoys the operation right of GDYG Project pursuant to the Cooperate Development Agreement (合作开发合同) entered with Sichuan Ke Ao Da Technology Co., Ltd. (四川科奥达技术有限公司) on August 1, 2003 and its supplement agreement on January 8, 2009. However, the ownership certificates on the properties under management have not been provided. It has been noted that the properties are state-owned assets and the operation and lease of the properties shall go through public bidding procedures. To the best of our knowledge and after our due inquiry, the Cooperate Development Agreement (合作开发合同) was entered without due public bidding procedures; therefore, the Cooperate Development Agreement (合作开发合同) may be invalid. Consequently, the Assets Entrustment Management Agreement (资产委托经营管理协议) to which Huazhan is a party may be invalid as well.

In addition, as reflected in former documents relating to GDYG Project, the purpose of the land is for industrial use. However, the properties under management by Huazhan currently are for commercial purposes. According to the Land Administration Law of the PRC (中华人民共和国土地管理法), if the state-owned land has not been used according to the approved purposes, the state-owned land shall be ordered to be returned and penalties shall be imposed. Therefore, the properties of GDYG Project may be ordered to be returned by the owner together with penalties on the owner. Consequently, the Assets Entrustment Management Agreement (资产委托经营管理协议) to which Huazhan is a party may be invalid.

10.	It has been noted that the nature of the land of certain carports under management of Huazhan pursuant to the Assets Entrustment Management Agreement (资产委托经营管理协议) between Huazhan and Sichuan Dalu Real Estate Development Co., Ltd. (四川大陆房地产开发有限公司) in relation to Yusha Life Plaza Project (玉沙生活广场) are allocated. According to the Interim Regulations of the PRC on Granting and Transferring of the State-owned Land Use Right in Cities and Towns (中华人民共和国城镇国有土地使用权出让和转让暂行条例) latest amended on November 29, 2020, if the allocated land is to be transferred, leased or mortgaged, the state-owned land right user shall either make up the land use right granting consideration or pay the land use right granting consideration with the proceeds generated from the transferring, leasing or mortgaging of the land and with approval of the land and real estate administrative department. If the allocated land is leased without approval, the illegal gains will be confiscated and penalties will be imposed in accordance with the seriousness of the case. Under such circumstance, Huazhan may not continue to operate these carports.

11.	According to the Property Management Regulations (物业管理条例), if the property management companies collect public utility bills on entrustment, no additional charges shall be collected from the owners. However, it has been noted that Yinglianhua had collected additional charges on utility fees in some of its property management service projects. According to the Pricing Law of the PRC (中华人民共和国价格法) and the Provisions on Administrative Punishment on Pricing Violations (价格违法行为行政处罚规定), for business operators who do not implement government guided prices or government fixed prices, the illegal gains will be confiscated and a fine of no more than five times of the illegal gains will be imposed as well; if no illegal gains, a fine of no less than RMB50,000 but no more than RMB500,000 will be imposed, and a fine of no less than RMB500,000 but no more than RMB2,000,000 will be imposed on case of gross violation and suspension of business for rectification will also be ordered.

12.	The lease agreements which the PRC Entities involve as a party have not been filed with the real estate administration department as required by law. Lack of the filing will not impact the validity of the lease agreements. However, the competent government department may order the parties to file the lease agreements to complete the registration formalities within a set time limit, failing which a fine ranging from RMB1,000 to RMB10,000 may be imposed on the parties.

13.	There are no restrictions or limitations under PRC Laws on the ability of Huazhan to declare and pay dividends to its equity holders, nor any restriction or limitation (including any PRC Governmental Authorizations from any PRC Governmental Authorities) on the ability of Huazhan to convert such dividends into foreign currencies and remit such dividends out of the PRC to its equity holders, subject to the validity of Circular 37 registrations obtained on July 25, 2022, payment of applicable taxes and the contribution to a reserve fund, employee bonus and welfare fund under PRC Laws.

14.	After due inquiry, save for those already disclosed in the Registration Statement, no other labor dispute or complaint involving the employees of the PRC Entities exists or is imminent or threatened, except the dispute or complaint which would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). After due inquiry and pursuant to the documents and information provided by the PRC Entities, PRC Entities did not pay social insurance premium for all its employees on their actual salaries but pay on a lower basis and did not pay housing fund for all its employees. According to the relevant PRC laws and regulations, the social insurance premium collecting authority may order the relevant company to make up the difference of the under-payment and an overdue fine of 0.05% will also be imposed. If the relevant company still fails to make up the difference within the prescribed term, a penalty equal to one to three times of the outstanding amount will be imposed. For the none-payment of housing fund, the housing fund administration shall be entitled to order the relevant company to pay within prescribed term.

15.	After due inquiry, neither Huazhan nor Yinglianhua is delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no material breach or violation by Huazhan or Yinglianhua of any applicable PRC tax law or regulation. Neither Huazhan nor Yinglianhua will have any material PRC tax liability as a result of the Offering that has not been disclosed in Registration Statement.

16.	As there is no unified and complete enquiry system of litigation or other legal proceedings in the PRC, we cannot independently investigate the legal proceedings against the PRC Entities. Based on public available information and after due inquiry, save for those already disclosed in the Registration Statement, there are no other civil, or administrative proceedings in progress or pending in the PRC to which the Company, or Huazhan or Yinglianhua is a party or of which any property of the Company, Huazhan or Yinglianhua is the subject which has a Material Adverse Effect on the Company, Huazhan, or Yinglianhua and there are no governmental proceedings on the Company, Huazhan, or Yinglianhua. As used in this opinion, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company and the PRC Entities, taken as a whole.

17.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

18.	After due inquiry and based on the Documents we have reviewed, neither Huanzhan nor Yinglianhua has taken any corporate action, nor does it have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the PRC Governmental Authorizations.

19.	Based on our understanding of the current PRC Laws after due and reasonable inquiry, we believe: (i) Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Revision) does not prohibit the Company from using cash generated from one subsidiary to fund another subsidiary’s operations; (ii) neither the Company nor any of its PRC Entities is among the “operators of critical information infrastructure” or “online platform operators” controlling personal information of more than one million users; (iii) neither the Company nor any of its PRC Entities is directly subject to the regulatory actions or statements which the PRC Governmental Authorities initiated recently on securities market, cybersecurity review and anti-monopoly enforcement, as the Company and its PRC Entities have not implemented any monopolistic behavior and their business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry; and (iv) other than those requisite permissions that the Company’s PRC Entities have obtained for a domestic company in China to engage in the similar businesses, neither the Company nor any of its PRC Entities is required to obtain any permission from any PRC Governmental Authorities, including, without limitation, the CSRC and the Cyberspace Administration of China, to conduct its operations and the Offering (including offering securities to foreign investors). However, since the Measures for Cybersecurity Review was recently adopted, and there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to current and future PRC Laws, overseas securities offerings and other capital markets activities, and there can be no assurance that the PRC Governmental Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

20.	The statements set forth in the Registration Statement insofar as such statements constitute summaries or interpretations of the PRC Laws, legal matters or governmental or regulatory proceedings or contracts or other documents governed by PRC Laws, fairly and accurately summarize or interpret the PRC Laws, legal matters or governmental or regulatory proceedings or contracts or other documents governed by PRC Laws referred to therein in all material aspects nothing has been omitted from such statements which would make the same misleading in all material aspects.

In the course of acting as counsel to the Company in connection with the preparation by the Company of the Registration Statement, we reviewed the Registration Statement and participated in conferences and telephone conversations with officers and other representatives of the Company and PRC Entities, the independent public accountants for the Company, during which conferences and conversations the contents of the Registration Statement, and related matters were discussed. We also reviewed and relied upon certain corporate records and documents, letter from other counsel and accountants and oral and written statements of officers and other representatives of the Company and PRC Entities and others as to the existence and consequence of certain factual and other matters. Based on our participation, review and reliance as described above, nothing has come to our attention that would cause us to believe that (i) the Registration Statement (with respect to PRC Laws, legal matters or governmental and regulatory proceedings or contracts or other documents governed by PRC Laws) as of the date of this Opinion contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.

This Opinion is subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Law affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, interests of the PRC national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation, and (iv) the discretion of any competent PRC Governmental Authorities in exercising their authority in the PRC.

In rendering such opinion, we have relied with your permission, as to matters of fact, to the extent proper, on certificates and written statements of responsible officers of the Company, Huazhan and Yinglianhua and certificates or other written statements of officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of the Company and the PRC Entities.

This Opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Execution Page

This Legal Opinion Letter is issued by Yuan Tai Law Offices on April [  ], 2025.

Yours faithfully

/s/ Yuan Tai Law Offices

Yuan Tai Law Offices